Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS IMPACT OF

BLACKROCK INCENTIVE PLAN

Records Charge in Third Quarter

PITTSBURGH, October 6, 2004 – The PNC Financial Services Group, Inc. (NYSE: PNC) today announced that it plans to report an after-tax charge of approximately $42 million, or $0.15 per diluted share, related to the BlackRock Long-Term Retention and Incentive Plan (LTIP) in its third quarter 2004 results. This charge takes into account the value of awards granted to date and the applicable service period.

The BlackRock LTIP provides for incentive compensation awards of up to $240 million to a number of key BlackRock employees for a five-year period that began in January of 2002. The awards fully vest if BlackRock common stock trades at an average closing price of $62 per share or above for any three-month period beginning between January 1, 2005 and December 31, 2006. Due to recent appreciation of BlackRock’s share price above the $62 threshold, BlackRock management determined that full vesting of the plan is probable, and as a result recorded the charge in the company’s third quarter 2004 results.

“This charge reflects the long-term value BlackRock has created for PNC,” said PNC Chairman and Chief Executive Officer James E. Rohr. “Since the plan’s inception, the value of PNC’s investment in BlackRock has increased by approximately $1.3 billion, or 70 percent. The plan was intended to help us retain the key professionals at BlackRock, and it has achieved that goal—virtually all of BlackRock’s key people have remained with the firm.”

PNC expects to report additional after-tax charges of approximately $6 million per quarter, beginning in the fourth quarter of 2004, through December 2006 related to the remaining service period of the LTIP awards granted to date, assuming that the LTIP vests or full vesting remains probable.

For further discussion of the BlackRock LTIP, please see PNC’s and BlackRock’s most recent quarterly reports on Form 10-Q.

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PNC currently owns approximately 71 percent of BlackRock. The financial impact related to PNC related to the LTIP described above is presented net of minority interest.

The PNC Financial Services Group, Inc., headquartered in Pittsburgh, is one of the nation’s largest diversified financial services organizations, providing regional community banking; wholesale banking, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.